AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2008
REGISTRATION NO. ___-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Forestry Inc.
(Exact name of Registrant as specified in its charter)

Nevada	87-0429748
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Room 517, No. 18 Building
Nangangjizhoing District
Hi-Tech Development Zone
Harbin, People’s Republic of China
(Address of Principal Executive Offices, including ZIP Code)

2008 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Laughlin Associates, Inc.
2533 North Carson Street
Carson City, Nevada  89706
(Name and address of agent for service)

011-86-0451-87011257
(Telephone number, including area code, of agent for service)

Harold H. Martin, Esq.
Martin & Pritchett, P.A.
17115 Kenton Place, Suite 202A
Cornelius, North Carolina  28031
Tel: (704) 584-0268
(Communications To)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $.001 par value	6,000,000	$.135	$ 810,000	$31.83

(1)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock to be registered hereby estimated in accordance with Rule 457 (c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low sales prices per share of Common Stock of the Registrant on June 5, 2008.

PROSPECTUS

China Forestry Inc.

6,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by China Forestry Inc., a Nevada corporation (“CHFY”), of shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with CHFY pursuant to the 2008 Non-Qualified Stock Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan, CHFY is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 6,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of CHFY within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of CHFY or any one of its subsidiaries. An “affiliate” of CHFY is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The common stock is traded on the OTC Bulletin Board under the symbol “CHFY.”

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is June 11, 2008

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.  The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by CHFY with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to: China Forestry Inc., Room 517, No. 18 Building, Nangangjizhoing District, Hi-Tech Development Zone, Harbin, People’s Republic of China. CHFY's telephone number is (011) 86-0451- 87011257.

CHFY is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by CHFY under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by CHFY   This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of CHFY since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1.  The Plan Information.

The Company

China Forestry Inc. has its principal executive offices at China Forestry Inc., Room 517, No. 18 Building, Nangangjizhoing District, Hi-Tech Development Zone, Harbin, People’s Republic of China. CHFY’s telephone number is (011) 86-0451-87011257.

Purpose

CHFY will issue common stock and common stock upon exercise of options to employees, directors, officers, consultants, advisors and other persons associated with CHFY pursuant to the Stock Plan, which has been approved by the Board of Directors of CHFY. The Stock Plan is intended to provide a method whereby CHFY may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in CHFY’s business and future prosperity, thereby advancing the interests of CHFY and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of 6,000,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by CHFY for federal income tax purposes in the taxable year of CHFY during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of CHFY acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to CHFY Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. CHFY has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.  Requests should be addressed to: China Forestry Inc., Room 517, No. 18 Building, Nangangjizhoing District, Hi-Tech Development Zone, Harbin, People’s Republic of China. CHFY’s telephone number is (011) 86-0451-87011257.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), , are incorporated herein by reference and made a part hereof:

a.	The Company's latest Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007;

b.
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above ;

All reports and other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The audited consolidated financial statements of CHFY (formerly Patriot Investment Corporation) as of December 31, 2007, are incorporated by reference in this prospectus and have been audited by Malone & Bailey, PC, an independent registered public accounting firm, and the audited consolidated balance sheet of CHFY and Subsidiaries for the year ended December 31, 2007, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years ended December 31, 2007  The incorporation by reference herein of the 2007 financial statements is in reliance upon the authority of said firm as experts in auditing and accounting.

Martin & Pritchett, P.A. has rendered an opinion on the validity of the securities being registered.  Neither Mr. Martin nor Martin & Pritchett, P.A. are affiliates of CHFY.

Item 6. Indemnification of Directors and Officers.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended.  In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.  A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of directors, officers, employees and agents is attached as Exhibit 99.1.

The Company’s Articles of Incorporation provide that directors and officers are entitled to indemnification against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement by any such person in any proceeding that they are made a party to by reason of being or having been directors or officers of the Company, except in relation to matters as to which any such director or officer shall be adjudged to be liable for his own negligence or misconduct in the performance of his duties.  Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

The effect of these provisions may be to eliminate the rights of CHFY and its stockholders (through stockholder derivative suits on behalf of CHFY) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of Martin & Pritchett, P.A.

10.1	2008 Non-Qualified Stock Compensation Plan

23.1	Consent of Martin & Pritchett, P.A.

23.2	Consent of Malone & Bailey, P.C. (independent auditors)

99.1	Section 78.7502 of the Nevada Revised Statutes addressing indemnification

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

THE REGISTRANT: Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Harbin of the People’s Republic of China, on June 11, 2008.

                                                                          China Forestry Inc.

                                                                         By /s/ Degong Han
                                                                              Degong Han,
                                                                              President

THE PLAN: Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Degong Han Degong Han	President and Director	June 11, 2008
/s/ Yuan Tian Yuan Tian	Chief Executive Officer and Director	June 11, 2008
/s/ Man Ha Man Ha	Chief Financial Officer and Director	June 11, 2008
/s/ Kunlun Wang Kunlun Wang	Director	June 11, 2008

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Martin & Pritchett, P.A.

10.1	2008 Non-Qualified Stock Compensation Plan

23.1	Consent of Martin & Pritchett, P.A.

23.2	Consent of Malone & Bailey, P.C. (independent auditors)

99.1	Section 78.7502 of the Nevada Revised Statutes addressing indemnification